Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Revett Minerals Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-163225) on Form S-8 of Revett Minerals Inc. of our reports dated March 28, 2012, with respect to the consolidated balance sheets of Revett Minerals Inc. as of December 31, 2011 and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Revett Minerals Inc.

Our report dated March 28, 2012 on the effectiveness of internal control over financial reporting as of December 31, 2011, expresses our opinion that Revett Minerals Inc. did not maintain effective internal control over financial reporting as of December 31, 2011 because of the effects of material weaknesses on the achievement of the objectives of control criteria and contains an explanatory paragraph that states material weaknesses related to the lack of appropriate system access controls and a lack of sufficient technical accounting and financial reporting resources have been identified.

/s/ KPMG LLP

Boise, Idaho
March 28, 2012